Exhibit 10.20

PURCHASE AGREEMENT

between

AMCOMP PREFERRED INSURANCE COMPANY

and

DEKANIA CDO II, LTD.

Dated as of April 29, 2004

PURCHASE AGREEMENT

($10,000,000 Surplus Notes)

THIS PURCHASE AGREEMENT, dated as of April 29, 2004 (this “Purchase Agreement”), is entered into between AmCOMP Preferred Insurance Company, a stock insurance company (the “Company”), and Dekania CDO II, Ltd. or its assignee (the “Purchaser”).

WITNESSETH:

WHEREAS, the Company proposes to issue Ten Million Dollars ($10,000,000) in principal amount of unsecured surplus notes (the “Securities); and

WHEREAS, the Securities will be issued pursuant to an Indenture, dated as of the Closing Date (the “Indenture”), between the Company and JPMorgan Chase Bank, a New York banking corporation, as indenture trustee (in such capacity, the “Indenture Trustee”).

NOW, THEREFORE, in consideration of the mutual agreements and subject to the terms and conditions herein set forth, the parties hereto agree as follows:

1.             Definitions.  This Purchase Agreement, the Indenture and the Securities are collectively referred to herein as the “Operative Documents.”  All other capitalized terms used but not defined in this Purchase Agreement shall have the respective meanings ascribed thereto in the Indenture.

2.             Purchase and Sale of the Securities.

(a)           The Company agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Company, the Securities for an amount (the “Purchase Price”) equal to Ten Million Dollars ($10,000,000).  The Purchaser shall be responsible for the rating agency costs and expenses.

(b)           Delivery or transfer of, and payment for, the Securities shall be made at 10:00 A.M. Chicago time (11:00 A.M. New York time), on April 29, 2004 or such later date (not later than May 31, 2004 (30 days later)) as the parties may designate (such date and time of delivery and payment for the Securities being herein called the “Closing Date”).  The Securities shall be transferred and delivered to the Purchaser against the payment of the Purchase Price to the Company made in immediately available funds on the Closing Date to a U.S. account designated in writing by the Company at least two business days prior to the Closing Date.

(c)           Delivery of the Securities shall be made at such location, and in such names and denominations, as the Purchaser shall designate at least two business days in advance of the Closing Date.  The Company agrees to have the Securities available for inspection and checking by the Purchaser in Chicago, Illinois, not later than 1:00 P.M., Chicago time (2:00 P.M. New York time), on the business day prior to the Closing Date.  The closing for the purchase and sale of the Securities shall occur at the offices of Mayer, Brown, Rowe & Maw LLP, 190 South LaSalle Street, Chicago, Illinois 60603, or such other place as the parties hereto shall agree.

3.             Conditions.  The obligations of the parties under this Purchase Agreement are subject to the following conditions:

(a)           the representations and warranties contained herein shall be accurate as of the date of delivery of the Securities.

(b)           ]Reserved.]

(c)           (i) Olshan Grundman Frome Rosenzweig & Wolosky LLP, counsel for the Company, Foley & Lardner LLP (regulatory counsel) and Harris & Helgeson (Florida counsel) (collectively, the “Company Counsel”) shall have delivered opinions, dated the Closing Date, addressed to the Purchaser and JPMorgan Chase Bank, which opinions collectively cover the matters set out in Annex A-I hereto and (ii) the Company shall have furnished to the Purchaser a certificate signed by the Company’s Chief Executive Officer, President or an Executive Vice President or its Chief Financial Officer, Treasurer or Assistant Treasurer, dated the Closing Date, addressed to the Purchaser, in substantially the form set out in Annex A-II hereto.  In rendering their opinions, the Company Counsel may rely as to factual matters upon certificates or other documents furnished by officers and directors of the Company and by government officials (provided, however, that copies of any such certificates or documents are delivered to the Purchaser) and by and upon such other documents as such counsel may, in its reasonable opinion, deem appropriate as a basis for the Company Counsel’s opinion.  The Company Counsel may specify the jurisdictions in which they are admitted to practice and that they are not admitted to practice in any other jurisdiction and are not an expert in the law of any other jurisdiction.  If any of the Company Counsel is not admitted to practice in the State of New York, the opinion of the Company Counsel may assume, for purposes of the opinion, that the laws of the State of New York are substantively identical, in all respects material to the opinion, to the internal laws of the state in which such counsel is admitted to practice.  Such Company Counsel opinion shall not state that it is to be governed or qualified by, or that it is otherwise subject to, any treatise, written policy or other document relating to legal opinions, including, without limitation, the Legal Opinion Accord of the ABA Section of Business Law (1991).

(d)           The Purchaser shall have been furnished the opinion of Mayer, Brown, Rowe & Maw LLP, special tax counsel for the Purchaser, dated the Closing Date, addressed to the Purchaser and JPMorgan Chase Bank in substantially the form set out in Annex B hereto.

(e)           The Purchaser shall have received the opinion of Gardere Wynne Sewell LLP, special counsel for the Indenture Trustee, dated the Closing Date, addressed to the Purchaser, in substantially the form set out in Annex C hereto.

(f)            The Company shall have furnished to the Purchaser a certificate of the Company, signed by the Chief Executive Officer, President or an Executive Vice President and by the Chief Financial Officer, Treasurer or Assistant Treasurer of the Company, dated the Closing Date, as to clauses (i) and (ii) below.

(i)            the representations and warranties in this Purchase Agreement are true and correct on and as of the Closing Date with the same effect as if made on the Closing Date, and the Company has complied with all the agreements and satisfied all the conditions to be performed or satisfied at or prior to the Closing Date; and

(ii)           since the date of the Financial Statements, Interim Financial Statements and Statutory Financial Statements (each as defined below), there has been no material adverse change in the condition (financial or other), earnings, business or assets of the Company and its subsidiaries, whether or not arising from transactions occurring in the ordinary course of business.

(g)           Subsequent to the execution of this Purchase Agreement, there shall not have been any change, or any development involving a prospective change, in or affecting the condition (financial or other), earnings, business or assets of the Company and its subsidiaries, whether or not occurring in the ordinary course of business, the effect of which is, in the Purchaser’s judgment, so material and adverse as to make it impractical or inadvisable to proceed with the purchase of the Securities.

(h)           Prior to the Closing Date, the Company shall have furnished to the Purchaser and its counsel such further information, certificates and documents as the Purchaser or its counsel may reasonably request.

If any of the conditions specified in this Section 3 shall not have been fulfilled when and as provided in this Purchase Agreement, or if any of the opinions, certificates and documents mentioned above or elsewhere in this Purchase Agreement shall not be reasonably satisfactory in form and substance to the Purchaser or its counsel, this Purchase Agreement and all the Purchaser’s obligations hereunder may be canceled at, or at any time prior to, the Closing Date by the Purchaser.  Notice of such cancellation shall be given to the Company in writing or by telephone or facsimile confirmed in writing.

Each certificate signed by any officer of the Company and delivered to the Purchaser or the Purchaser’s counsel in connection with the Operative Documents and the transactions contemplated hereby and thereby shall be deemed to be a representation and warranty of the Company and not by such officer in any individual capacity.

4.             Representations and Warranties of the Company.  The Company represents and warrants to, and agrees with, the Purchaser as follows:

(a)           Neither the Company nor any of its “Affiliates” (as defined in Rule 501(b) of Regulation D (“Regulation D”) under the Securities Act (as defined below)), nor any person acting on its or their behalf, has, directly or indirectly, made offers or sales of any security, or solicited offers to buy any security, under circumstances that would require the registration of any of the Securities under the Securities Act of 1933, as amended (the “Securities Act”).

(b)           Neither the Company nor any of its Affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of any of the Securities.

(c)           The Securities (i) are not and have not been listed on a national securities exchange registered under section 6 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or quoted on a U.S. automated interdealer quotation system and (ii) are not of an open-end investment company, unit investment trust or face-amount certificate company that are, or are required to be, registered under section 8 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the Securities otherwise satisfy the eligibility requirements of Rule 144A(d)(3) promulgated pursuant to the Securities Act (“Rule 144A(d)(3)”).

(d)           Neither the Company nor any of its Affiliates, nor any person acting on its or their behalf, has engaged, or will engage, in any “directed selling efforts” within the meaning of Regulation S under the Securities Act with respect to the Securities.

(e)           The Company is not and, immediately following consummation of the transactions contemplated hereby and the application of the net proceeds therefrom, will not be, an “investment company” or an entity “controlled” by an “investment company,” in each case within the meaning of section 3(a) of the Investment Company Act.

(f)            The Company has not paid or agreed to pay to any person any compensation for soliciting another to purchase any of the Securities, except for the sales commission the Company has agreed to pay to Dekania Capital Management, LLC (or to the Company’s introducing agent, Benfield Advisory, Inc., on behalf of Dekania Capital Management II,  LLC), pursuant to the letter agreement between the Company and Dekania Capital Management, LLC, dated October 22, 2003.

(g)           The Indenture has been duly authorized by the Company and, on the Closing Date, will have been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Indenture Trustee, will be a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

(h)           The Securities have been duly authorized by the Company and, on the Closing Date, will have been duly executed and delivered to the Indenture Trustee for authentication in accordance with the Indenture and, when authenticated in the manner provided for in the Indenture and delivered to the Purchaser against payment therefor in accordance with this Agreement, will constitute legal, valid and binding obligations of the Company entitled to the benefits of the Indenture, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

(i)            This Purchase Agreement has been duly authorized, executed and delivered by the Company.

(j)            Except as set forth on Schedule 4(j), neither the issue and sale of the Securities, nor the execution and delivery of and compliance with the Operative Documents by the Company, nor the consummation of the transactions contemplated herein or therein, (i) will conflict with or constitute a violation or breach of the charter or bylaws of the Company or any subsidiary of the Company or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, governmental authority, agency or instrumentality or court, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or their respective properties or assets (collectively, the “Governmental Entities”), (ii) will conflict with or constitute a violation or breach of, or a default or Repayment Event (as defined below) under, or result in the creation or imposition of any pledge, security interest, claim, lien or other encumbrance of any kind (each, a “Lien”) upon any property or assets of the Company or any of the Company’s subsidiaries pursuant to, any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument (A) to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound, or (B) to which any of the property or assets of any of them is subject, or any judgment, order or decree of any court, governmental authority or arbitrator, except, in the case of this clause (ii), for such conflicts, breaches, violations, defaults, Repayment Events (as defined below) or Liens which (x) would not, singly or in the aggregate, adversely affect the consummation of the transactions contemplated by the Operative Documents and (y) would not, singly or in the aggregate, have a material adverse effect on the condition (financial or otherwise), earnings, business, liabilities and assets (taken as a whole) or business prospects of the Company and its subsidiaries taken as a whole, whether or not occurring in the ordinary course of business (a “Material Adverse Effect”) or (iii) require the consent, approval, authorization or order of any court or Governmental Entity not already obtained provided that the payment of principal of and premium, if any, and interest on the Securities is subject to the prior approval of the Florida Office of Insurance Regulation and is payable solely from Available Surplus.  As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries prior to its scheduled maturity.

(k)           The Company has been duly incorporated and is validly existing as a stock insurance company in good standing under the laws of Florida, with all requisite power and authority to own, lease and operate its properties and conduct the business it transacts and proposes to transact, and is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction in which the nature of its activities requires such qualification, except when the failure of the Company to be so qualified would not, singly or in the aggregate, have a Material Adverse Effect.

(l)            The Company has no subsidiaries that are material to its business, financial condition or earnings other than those subsidiaries listed in Schedule 1 attached hereto (collectively, the “Significant Subsidiaries”).  Each Significant Subsidiary has been duly incorporated and is validly existing as an organization in good standing under the laws of the jurisdiction in which it is chartered or organized, with all requisite power and authority to own, lease and operate its properties and conduct the business it transacts and proposes to transact.  Each Significant Subsidiary is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction in which the nature of its activities requires such qualification, except when the failure to be so qualified would not, singly or in the aggregate, have a Material Adverse Effect.

(m)          The Company and each of its subsidiaries holds all necessary approvals, authorizations, orders, licenses, consents, registrations, qualifications, certificates and permits (including, without limitation, insurance licenses from the insurance departments of the various states and jurisdictions in which the Company’s insurance subsidiaries write insurance business or otherwise conduct insurance or reinsurance business, as the case may be, or as may be required by any applicable insurance statutes of such states or other jurisdictions (collectively, the “Insurance Licenses”)) (collectively, including the Insurance Licenses, the “Government Licenses”) of and from Governmental Entities necessary to conduct their respective businesses as are now being conducted, and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Government License, except where the failure to be so licensed or approved, or the receipt of an unfavorable decision, ruling or finding, would not, singly or in the aggregate, have a Material Adverse Effect; all of the Government Licenses are valid and in full force and effect, except where the invalidity or the failure of such Government Licenses to be in full force and effect would not, singly or in the aggregate, have a Material Adverse Effect; and the Company and its subsidiaries are in compliance with all applicable laws, rules, regulations, judgments, orders, decrees and consents, except when the failure to be in compliance would not, singly or in the aggregate, have a Material Adverse Effect.

(n)           All of the issued and outstanding shares of capital stock or other equity interests of the Company and each of its subsidiaries are validly issued, fully paid and non-assessable; all of the issued and outstanding capital stock of each subsidiary of the Company is owned by the Company, directly or through subsidiaries, free and clear of any Lien, claim or equitable right; and none of the issued and outstanding capital stock of the Company or any subsidiary was issued in violation of any preemptive or similar rights arising by operation of law, under the charter or by-laws of such entity or under any agreement to which the Company or any of its subsidiaries is a party.

(o)           Neither the Company nor any of its subsidiaries is (i) in violation of its respective charter or by-laws or similar organizational documents or (ii) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument to which the Company or any such subsidiary is a party or by which it or any of them may be bound or to which any of the property or assets of any of them is subject, except, in the case of clause (ii), when such violation or default would not, singly or in the aggregate, have a Material Adverse Effect.

(p)           Except as set forth on Schedule 4(p), there is no action, suit or proceeding before or by any Governmental Entity, arbitrator or court, domestic or foreign, now pending or, to the knowledge of the Company after due inquiry, threatened against or affecting the Company or any of its subsidiaries, except for such actions, suits or proceedings that, if adversely determined, would not, singly or in the aggregate, adversely affect the consummation of the transactions contemplated by the Operative Documents or have a Material Adverse Effect; and the aggregate of all pending legal or governmental proceedings to which the Company or any of its subsidiaries is a party or of which any of their respective properties or assets is subject, including ordinary routine litigation incidental to the business, are not expected to result in a Material Adverse Effect.

(q)           The accountants of the Company who certified the Financial Statements (as defined below) are independent public accountants of the Company and its subsidiaries within the meaning of the Securities Act, and the rules and regulations of the Securities and Exchange Commission (the “Commission”) thereunder.

(r)            The audited consolidated financial statements (including the notes thereto) and schedules of the Company and its consolidated subsidiaries for the fiscal year ended December 31, 2002 (the “Financial Statements”) provided to the Purchaser are the most recent available audited consolidated financial statements of the Company and its consolidated subsidiaries, and fairly present in all material respects, in accordance with U.S. generally accepted accounting principles (“GAAP”), if available, the financial position of the Company and its consolidated subsidiaries, and the results of operations and changes in financial condition as of the dates and for the periods therein specified, subject to the adjustments identified on Schedule 2(r).  Such consolidated financial statements and schedules have been prepared in accordance with GAAP consistently applied throughout the periods involved (except as otherwise noted therein).

(s)           The statutory financial statements dated as of December 31, 2003 (the “Statutory Financial Statements”) of each of the Company’s insurance company subsidiaries have, for each relevant period, been prepared in accordance with statutory accounting principles (“SAP”) prescribed or permitted by the National Association of Insurance Commissioners and, with respect to each insurance company subsidiary, each appropriate insurance department of the state of domicile of such insurance company subsidiary, and such accounting practices have been applied on a consistent basis throughout the periods involved (whether GAAP or SAP, as applicable, the “Applicable Accounting Principles”), subject to the adjustments identified on Schedule 2(s).

(t)            Except as identified on Schedule 4(t), neither the Company nor any of its subsidiaries has any material liability, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit, proceeding, hearing, charge, complaint, claim or demand against the Company or its subsidiaries that could give rise to any such liability), except for (i) liabilities set forth in the Financial Statements or the Interim Financial Statements and (ii) normal fluctuations in the amount of the liabilities referred to in clause (i) above occurring in the ordinary course of business of the Company and all of its subsidiaries since the date of the most recent balance sheet included in such Financial Statements.

(u)           The Statement of Actuarial Opinion Annual Statement of the Company, dated December 31, 2003 (the “Regulatory Reports”), provided to the Purchaser is the most recently available such report, and the information therein fairly presents in all material respects the financial position of the Company and its subsidiaries.  None of the Company or any of its subsidiaries has been requested by a Governmental Entity to republish, restate or refile any regulatory or financial report.

(v)           Except as identified on Schedule 2(v), since the respective dates of the Financial Statements, Statutory Financial Statements and Regulatory Reports, there has not been (A) any material adverse change or development with respect to the condition (financial or otherwise), earnings, business, assets or business prospects of the Company and its subsidiaries, taken as a whole, whether or not occurring in the ordinary course of business or (B) any dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock other than regular quarterly dividends on the Company’s common stock.

(w)          The authorized capitalization of the Company and its subsidiary insurance companies are as set forth in the Financial Statements, the Interim Financial Statements, the Statutory Financial Statements and Regulatory Reports and meet all applicable regulatory requirements with respect thereto.

(x)            [Reserved].

(y)           Neither the Company nor any of its subsidiaries, or any of their respective officers, directors, employees or representatives, is subject or is party to, or has received any notice from any Regulatory Agency (as defined below) that any of them will become subject or party to any investigation with respect to, any cease-and-desist order, agreement, civil monetary penalty, consent agreement, memorandum of understanding or other regulatory enforcement action, proceeding or order with or by, or is a party to any commitment letter or similar undertaking to, or is subject to any directive by, or has been a recipient of any supervisory letter from, or has adopted any board resolutions at the request of, any Regulatory Agency that, in any such case, currently restricts in any material respect the conduct of their business or that in any material manner relates to their capital and surplus adequacy, reserves, their marketing or sales practices, their ability or authority to pay dividends or make distributions to their shareholders or make payments of principal or interest on their debt obligations, their management or their business (each, a “Regulatory Action”), nor has the Company or any of its subsidiaries been advised by any Regulatory Agency that it is considering issuing or requesting any such Regulatory Action; and there is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Company or any of its subsidiaries, except when such unresolved violation, criticism or exception would not, singly or in the aggregate, have a Material Adverse Effect.  As used herein, the term “Regulatory Agency” means any federal or state agency charged with the supervision or regulation of insurance companies or holding companies of insurance companies, or engaged in the insurance of insurance company reserves, or any court, administrative agency or commission or other governmental agency, authority or instrumentality having supervisory or regulatory authority with respect to the Company or any of its subsidiaries.

(z)            No labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the executive officers of the Company, is imminent, except those which would not, singly or in the aggregate, have a Material Adverse Effect.

(aa)         Except as set forth on Schedule 4(aa), no filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any Governmental Entity, other than those that have been made or obtained, is necessary or required for the performance by the Company of its obligations under the Operative Documents, as applicable, or the consummation by the Company of the transactions contemplated by the Operative Documents.

(bb)         The Company and each subsidiary of the Company has good and marketable title to all of its respective real and personal properties, in each case free and clear of all Liens and defects, except for those that would not, singly or in the aggregate, have a Material Adverse Effect; and all of the leases and subleases under which the Company or any subsidiary of the Company holds properties are in full force and effect, except when the failure of such leases and subleases to be in full force and effect would not, singly or in the aggregate, have a Material Adverse Effect, and none of the Company or any subsidiary of the Company has any notice of any claim of any sort that has been asserted by anyone adverse to the rights of the Company or any subsidiary of the Company under any such leases or subleases, or affecting or questioning the rights of such entity to the continued possession of the leased or subleased premises under any such lease or sublease, except for such claims that would not, singly or in the aggregate, have a Material Adverse Effect.

(cc)         The information provided by the Company pursuant to this Purchase Agreement does not, as of the date hereof, and will not, as of the Closing Date, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.             Representations and Warranties of the Purchaser.   The Purchaser represents and warrants to, and agrees with, the Company as follows:

(a)           The Purchaser is aware that the Securities have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to “U.S. persons” (as defined in Regulation S under the Securities Act) except in accordance with Rule 903 of Regulation S under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act.

(b)           The Purchaser is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D under the Securities Act.

(c)           Neither the Purchaser, nor any of the Purchaser’s affiliates, nor any person acting on the Purchaser’s or the Purchaser’s Affiliate’s behalf has engaged, or will engage, in any form of “general solicitation or general advertising” (within the meaning of Regulation D under the Securities Act) in connection with any offer or sale of the Securities.

(d)           The Purchaser understands and acknowledges that (i) no public market exists for any of the Securities and that it is unlikely that a public market will ever exist for the Securities, (ii) the Purchaser is purchasing the Securities for its own account, for investment and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or other applicable securities laws, subject to any requirement of law that the disposition of its property be at all times within its control and subject to its ability to resell such Securities pursuant to an effective registration statement under the Securities Act or pursuant to an exemption therefrom or in a transaction not subject thereto, and the Purchaser agrees to the legends and transfer restrictions applicable to the Securities contained in the Indenture, and (iii) the Purchaser has had the opportunity to ask questions of, and receive answers and request additional information from, the Company and is aware that it may be required to bear the economic risk of an investment in the Securities.

(e)           The Purchaser is a company with limited liability duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is organized with all requisite (i) power and authority to execute, deliver and perform the Operative Documents to which it is a party, to make the representations and warranties specified herein and therein and to consummate the transactions contemplated herein and (ii) right and power to purchase the Securities.

(f)            This Purchase Agreement has been duly authorized, executed and delivered by the Purchaser and no filing with, or authorization, approval, consent, license, order registration, qualification or decree of, any governmental body, agency or court having jurisdiction over the Purchaser, other than those that have been made or obtained, is necessary or required for the performance by the Purchaser of its obligations under this Purchase Agreement or to consummate the transactions contemplated herein.

6.             Agreements of the Company.  The Company agrees with the Purchaser as follows:

(a)           During the period from the date of this Agreement to the Closing Date, the Company shall use its best efforts and take all action necessary or appropriate to cause its representations and warranties contained in Section 4 hereof to be true as of the Closing Date, after giving effect to the transactions contemplated by this Purchase Agreement, as if made on and as of the Closing Date.

(b)           The Company will arrange for the qualification of the Securities for sale under the laws of such jurisdictions as the Purchaser may designate and will maintain such qualifications in effect so long as required for the sale of the Securities.  The Company will promptly advise the Purchaser of the receipt by the Company of any notification with respect to the suspension of the qualification of the Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

(c)           The Company will not permit any of its Affiliates to, nor will it permit any person acting on its behalf (other than the Purchaser) to, resell any Securities that have been acquired by any of them.

(d)           The Company will not permit any of its Affiliates, or any person acting on its behalf, to engage in any “directed selling efforts” within the meaning of Regulation S under the Securities Act with respect to the Securities.

(e)           The Company will not permit any of its Affiliates, or any person acting on its behalf, to, directly or indirectly, make offers or sales of any security, or solicit offers to buy any security, under circumstances that would require the registration of any of the Securities under the Securities Act.

(f)            The Company will not permit any of its Affiliates, or any person acting on its behalf, to engage in any form of “general solicitation or general advertising” (within the meaning of Regulation D) in connection with any offer or sale of any of the Securities.

(g)           So long as any of the Securities are outstanding, (i) the Securities shall not be listed on a national securities exchange registered under section 6 of the Exchange Act or quoted in a U.S. automated interdealer quotation system, (ii) the Company shall not be an open-end investment company, unit investment trust or face-amount certificate company that is, or is required to be, registered under section 8 of the Investment Company Act and (iii) the Securities shall otherwise satisfy the eligibility requirements of Rule 144A(d)(3).

(h)           The Company shall furnish to (i) the holders and subsequent holders of the Securities, (ii) Dekania Capital Management, LLC (at 1818 Market Street, 28th Floor, Philadelphia, Pennsylvania 19013, or such other address as designated by Dekania Capital Management, LLC) and (iii) any beneficial owner of the Securities reasonably identified to the Company (which identification may be made by either such beneficial owner or by Dekania Capital Management, LLC), a duly completed and executed certificate in the form attached hereto as Annex D, including the financial statements referenced in such Annex, which certificate and financial statements shall be so furnished by the Company not later than forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Company and not later than ninety (90) days after the end of each fiscal year of the Company.

(i)            The Company shall, during any period in which it is not subject to and in compliance with section 13 or 15(d) of the Exchange Act, or it is not exempt from such reporting requirements pursuant to and in compliance with Rule 12g3-2(b) under the Exchange Act, provide to each holder of the Securities and to each prospective purchaser (as designated by such holder) of the Securities, upon the request of such holder or prospective purchaser, any information required to be provided by Rule 144A(d)(4) under the Securities Act.  If the Company is required to register under the Exchange Act, such reports filed in compliance with Rule 12g3-2(b) shall be sufficient information as required above.  This covenant is intended to be for the benefit of the Purchaser, the holders of the Securities and the prospective purchasers designated by the Purchaser and such holders, from time to time, of the Securities.

(j)            The Company will not, until one hundred eighty (180) days following the Closing Date, without the Purchaser’s prior written consent, offer, sell, contract to sell, grant any option to purchase or otherwise dispose of, directly or indirectly, (i) any Securities or other securities of the Company having terms substantially identical to the Securities other than as contemplated by this Purchase Agreement or (ii) any other securities convertible into, or exercisable or exchangeable for, any Securities or other securities of the Company having terms substantially identical to the Securities.

7.             Payment of Expenses.  The Company agrees to pay all costs and expenses incident to the performance of the obligations of the Company under this Purchase Agreement, whether or not the transactions contemplated herein are consummated or this Purchase Agreement is terminated, including all costs and expenses incident to (i) the authorization, issuance, sale and delivery of the Securities and any taxes payable in connection therewith; (ii) the fees and expenses of qualifying the Securities under the securities laws of the several jurisdictions as provided in Section 6(b); (iii) the fees and expenses of the counsel, the accountants and any other experts or advisors retained by the Company; (iv) the fees and all reasonable expenses of the Indenture Trustee and any other trustee or paying agent appointed under the Operative Documents, including the fees and disbursements of counsel for such trustees, which fees shall not exceed a $2,000 acceptance fee, and $4,000 in administrative fees annually and (v) $25,000 for the fees and expenses of Mayer, Brown, Rowe & Maw LLP, special counsel retained by the Purchaser.

Except as provided in this Section 7, if the sale of the Securities provided for in this Purchase Agreement is not consummated because any condition set forth in Section 3 hereof to be satisfied by the Company is not satisfied, because this Purchase Agreement is terminated pursuant to Section 9 or because of any failure, refusal or inability on the part of the Company to perform all obligations and satisfy all conditions on its part to be performed or satisfied hereunder other than by reason of a default by the Purchaser, the Company will reimburse the Purchaser upon demand for all reasonable out-of-pocket expenses (including the fees and expenses of the Purchaser’s counsel specified in clause (v) of the immediately preceding paragraph) that shall have been incurred by the Purchaser in connection with the proposed purchase and sale of the Securities.  The Company shall not in any event be liable to the Purchaser for the loss of anticipated profits from the transactions contemplated by this Purchase Agreement.

8.             Indemnification.  (a)  The Company agrees to indemnify and hold harmless the Purchaser, the Purchaser’s affiliates, Dekania Capital Management, LLC and Merrill Lynch & Co. (collectively, the “Entity Indemnified Parties”), the Entity Indemnified Parties’ respective directors, officers, employees and agents and each person who “controls” the Entity Indemnified Parties within the meaning of either the Securities Act or the Exchange Act (collectively, with the Entity Indemnified Parties, the “Indemnified Parties”) against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of, or are based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in any information or documents furnished or made available to the Purchaser by or on behalf of the Company, (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) the breach or alleged breach of any representation, warranty or agreement of the Company contained herein, and the Company agrees to reimburse each such Indemnified Party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action.  This indemnity agreement will be in addition to any liability which the Company may otherwise have.

(b)           Promptly after receipt by an Indemnified Party of notice of the commencement of any action, such Indemnified Party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, promptly notify the indemnifying party in writing of the commencement thereof; but the failure to so notify the indemnifying party (i) will not relieve the indemnifying party from liability under paragraph (a) above unless and to the extent that such failure results in the forfeiture by the indemnifying party of material rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any Indemnified Party other than the indemnification obligation provided in paragraph (a) above.  Purchaser shall be entitled to appoint counsel to represent the Indemnified Party in any action for which indemnification is sought.  An indemnifying party may participate at its own expense in the defense of any such action; provided, that counsel to the indemnifying party shall not (except with the consent of the Indemnified Party) also be counsel to the Indemnified Party.  In no event shall the indemnifying party be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from its own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.  An indemnifying party will not, without the prior written consent of the Indemnified Parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not the Indemnified Parties are actual or potential parties to such claim, action, suit or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action, suit or proceeding.

9.             Termination.  This Purchase Agreement shall be subject to termination in the absolute discretion of the Purchaser, by notice given to the Company prior to delivery of and payment for the Securities, if prior to such time (i) a downgrading shall have occurred in the rating accorded the Company’s debt securities or preferred stock by any “nationally recognized statistical rating organization,” as that term is used by the Commission in Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, or such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of the Company’s debt securities or preferred stock, (ii) the Company shall be unable to sell and deliver to the Purchaser at least $10,000,000 principal amount of Securities, (iii) the Company or any of its subsidiaries that is an insurance company shall cease to be “adequately-capitalized” under the statutes, rules, regulations, codes or ordinances of any Regulatory Agency within the meaning of any applicable regulations of any Regulatory Agency, or any formal administrative or judicial action is taken by any appropriate state or federal insurance regulator against the Company or any of its subsidiary insurance companies for unsafe and unsound insurance practices, or violations of law, (iv) a suspension or material limitation in trading in securities generally shall have occurred on the New York Stock Exchange, (v) a suspension or material limitation in trading in any of the Company’s securities shall have occurred on the exchange or quotation system upon which the Company’s securities are traded, if any, (vi) a general moratorium on commercial insurance activities shall have been declared either by federal or Florida authorities or (vii) there shall have occurred any outbreak or escalation of hostilities, or declaration by the United States of a national emergency or war or other calamity or crisis, the effect of which on financial markets is such as to make it, in the Purchaser’s judgment, impracticable or inadvisable to proceed with the offering or delivery of the Securities.

10.           Representations and Indemnities to Survive.  The respective agreements, representations, warranties, indemnities and other statements of the Company or any of its officers or trustees and of the Purchaser set forth in or made pursuant to this Purchase Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Purchaser, the Company or any of their respective officers, directors, trustees or controlling persons, and will survive delivery of and payment for the Securities.  The provisions of Sections 7 and 8 shall survive the termination or cancellation of this Purchase Agreement.

11.           Amendments.  This Purchase Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement by each of the parties hereto.

12.           Notices.  All communications hereunder will be in writing and effective only on receipt, and, if sent to the Purchaser, will be mailed, delivered by hand or courier or sent by facsimile and confirmed to the Purchaser c/o Dekania Capital Management II, LLC, 1818 Market Street, 28th Floor, Philadelphia, Pennsylvania 19103, Attention: Adam Schneider, Facsimile: (215) 861-7700; with a copy to Mayer, Brown, Rowe & Maw LLP, 190 South LaSalle Street, Chicago, Illinois 60603, Attention:  J. Paul Forrester, Facsimile: (312) 701-7711, or other address as the Purchaser shall designate for such purpose in a notice to the Company; and if sent to the Company, will be mailed, delivered by hand or courier or sent by facsimile and confirmed to it at AmCOMP Preferred Insurance Company, 701 U.S. Highway One, Suite 200, North Palm Beach, Florida 33408, Attention: Kumar Gursahaney, Facsimile:  (561) 863-2646.

13.           Successors and Assigns.  This Purchase Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.  Nothing expressed or mentioned in this Purchase Agreement is intended or shall be construed to give any person other than the parties hereto and the affiliates, directors, officers, employees, agents and controlling persons referred to in Section 8 hereof and their successors, assigns, heirs and legal representatives, any right or obligation hereunder.  None of the rights or obligations of the Company under this Purchase Agreement may be assigned, whether by operation of law or otherwise, without the Purchaser’s prior written consent.  The rights and obligations of the Purchaser under this Purchase Agreement may be assigned by the Purchaser without the Company’s consent; provided that the assignee assumes the obligations of the Purchaser under this Purchase Agreement.

14.           Applicable Law.  THIS PURCHASE AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW).

15.           Submission to Jurisdiction.  ANY LEGAL ACTION OR PROCEEDING BY OR AGAINST ANY PARTY HERETO OR WITH RESPECT TO OR ARISING OUT OF THIS PURCHASE AGREEMENT MAY BE BROUGHT IN OR REMOVED TO THE COURTS OF THE STATE OF NEW YORK, IN AND FOR THE COUNTY OF NEW YORK, OR OF THE UNITED STATES OF AMERICA FOR THE

SOUTHERN DISTRICT OF NEW YORK (IN EACH CASE SITTING IN THE BOROUGH OF MANHATTAN). BY EXECUTION AND DELIVERY OF THIS PURCHASE AGREEMENT, EACH PARTY ACCEPTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS (AND COURTS OF APPEALS THEREFROM) FOR LEGAL PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS PURCHASE AGREEMENT.

16.           Counterparts and Facsimile.  This Purchase Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.  This Purchase Agreement may be executed by any one or more of the parties hereto by facsimile.

IN WITNESS WHEREOF, this Purchase Agreement has been entered into as of the date first written above.

AMCOMP PREFERRED INSURANCE COMPANY

By:	/s/ Debra C. Ruedisili
Name: Debra Cerre-Ruedisili
Title:President, Vice Chairman, Chief Operating Officer and Director

DEKANIA CDO II, LTD.,
By:	Dekania Capital Management, LLC, as Collateral Manager

By:	/s/ James J. McEntee III
James J. McEntee III Chief Operating Officer

SCHEDULE 1

List of Significant Subsidiaries

AmCOMP Assurance Corporation

SCHEDULE 2(r)

During the course of the Company’s current audit by its independent auditors for the years ended December 31, 2003 and 2001 it was determined that certain adjustments will be made to the Financial Statements.  The Company estimates that the impact of the adjustments on the Financial Statements will be an increase of approximately $1.2 million in stockholders equity at December 31, 2002.  This increase is primarily attributable to adjustments of certain reinsurance related transactions.

SCHEDULE 2(s)

During the course of the Company’s current audit by its independent auditors for the years ended December 31, 2003 and 2001, the Company determined that there were certain adjustments to the Statutory Financial Statements.  The Company estimates that there will be a reduction in statutory surplus of approximately $2.1 million in the aggregate for the years 2001, 2002 and 2003.  The decrease is primarily attributable to adjustments for certain reinsurance transactions, an adjustment in a state assessment rate, and income tax adjustments.

SCHEDULE 2(t)

The Company has determined that included in the audit adjustments referenced in Schedule 2(s) there are income tax adjustments of approximately $1.7 million in the aggregate for the years ended 2001, 2002 and 2003.  The majority of the adjustment is intercompany related and would be eliminated on the Company’s consolidated audited financial statements for the years ended December 31, 2003, 2002 and 2001.  In addition, the Company has determined that there is an additional liability of approximately $1.3 million associated with the reinsurance adjustment and a reduction in liabilities of approximately $700,000 in expenses payable.

SCHEDULE 2(v)

See disclosures under Schedules 2(r), 2(s) and 2(t).

SCHEDULE 4(j)

•                  The Company has a credit facility with AmSouth Bank (“AmSouth”) which provides for aggregate borrowing of $12.5 million (the “AmSouth Credit Facility”).  At December 31, 2003, the principal balance of the AmSouth Credit Facility was $11,607,000.  The loan is collateralized by $25.5 million of surplus notes issued by the Company or by its Significant Subsidiaries to AmCOMP Incorporated and all of the outstanding stock of the Company.  The AmSouth Credit Facility contains various restrictive covenants including provisions pertaining to levels of indebtedness.  The Company shall obtain the consent from AmSouth with respect to the sale of the Securities.

•                  The issuance and sale of the Securities is required to be approved by the Florida Office of Insurance Regulation which approval was obtained on April 28, 2004.

SCHEDULE 4(p)

•                  The Company, AmCOMP Incorporated and AmCOMP Assurance Corporation (the “AmComp Parties”) are defendants in identical actions commenced in Pennsylvania and Florida courts by the Insurance Commissioner of Pennsylvania, acting in her capacity as liquidator of Reliance Insurance Company.  The complaints in those actions allege that preferential payments were made by Reliance under the formerly existing reinsurance agreements with the insurance subsidiaries and seeks damages in the amount of approximately $2.3 million.  The AmCOMP Parties have made various motions addressed to these complaints and the time to answer the complaints has not as yet expired.  The AmCOMP Parties believe that they have a variety of factual and legal defenses to the claim made in the actions.

SCHEDULE 4(aa)

•                  The issuance and sale of the Securities is required to be approved by the Florida Office of Insurance Regulation which approval was obtained on April 28, 2004.

ANNEX A-I

Pursuant to Section 3(c)(i) of the Purchase Agreement, Olshan Grundman Frome Rosenzweig & Wolosky, LLP, counsel for the Company, Foley & Lardner LLP, regulatory counsel, and Harris & Helgeson, Florida counsel shall deliver opinions which collectively cover the following matters:

(i)            the Company and each Significant Subsidiary is validly existing as a stock insurance company in good standing under the laws of the jurisdiction in which it is chartered or organized; each of the Company and the Significant Subsidiaries has full corporate power and authority to own or lease its properties and to conduct its business as such business is currently conducted in all material respects; all outstanding shares of capital stock of the Significant Subsidiaries have been duly authorized and validly issued, and are fully paid and nonassessable and owned of record and beneficially, directly or indirectly by the Company; the Company has corporate power and authority to (i) execute and deliver, and to perform its obligations under, the Operative Documents to which it is a party and (iii) issue and perform its obligations under the Securities;

(ii)           neither the issue and sale of the Securities nor the execution and delivery of and compliance with the Operative Documents by the Company nor the consummation of the transactions contemplated thereby will constitute a breach or violation of the charter or by-laws of the Company;

(iii)          the Indenture has been duly authorized, executed and delivered by the Company and, assuming the Indenture has been duly authorized, executed and delivered by the Indenture Trustee, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity;

(iv)          the Securities have been duly authorized and executed by the Company and delivered to the Indenture Trustee for authentication in accordance with the Indenture and, when authenticated in accordance with the provisions of the Indenture and delivered to the Purchaser or its designee against payment therefor, will constitute legal, valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity;

(v)           the Company is not and, following the issuance of the Securities and the consummation of the transactions contemplated by the Operative Documents and the application of the proceeds therefrom, the Company will not be, an “investment company” or an entity “controlled” by an “investment company,” in each case within the meaning of Section 3(a) of the Investment Company Act;

(vi)          assuming that the Securities are sold in a manner contemplated by, and in accordance with the Purchase Agreement, it is not necessary in connection with

A-I-1

the offer, sale and delivery of the Securities by the Company to the Purchaser, to register any of the Securities under the Securities Act or to require qualification of the Indenture under the Trust Indenture Act of 1939, as amended;

(vii)         the Purchase Agreement has been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity;

(viii)        [Reserved];

(ix)           to the best of our knowledge, neither the Company nor any Significant Subsidiaries of the Company are in breach or violation of, or default under, with or without notice or lapse of time or both, its articles of incorporation or charter, by-laws or other governing documents; the execution, delivery and performance of the Operative Documents and the consummation of the transactions contemplated by the Purchase Agreement and the Operative Documents do not and will not (A) result in the creation or imposition of any material lien, claim, charge, encumbrance or restriction upon any property or assets of the Company or the Significant Subsidiaries, or (B) conflict with, constitute a material breach or violation of, or constitute a material default under, with or without notice or lapse of time or both, any of the terms, provisions or conditions of (x) the Articles of Incorporation or Charter, By-Laws or other governing documents of the Company or its Significant Subsidiaries, or (y) to the best of our knowledge, any material contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease, franchise, license or any other agreement or instrument to which the Company or its Significant Subsidiaries is a party or by which any of them or any of their respective properties may be bound or (z) any order, decree, judgment, franchise, license, permit, rule or regulation of any court, arbitrator, government, or governmental agency or instrumentality, domestic or foreign, known to us having jurisdiction over the Company or its Significant Subsidiaries or any of their respective properties which, in the case of each of (A) or (B) above, is material to the Company and the Significant Subsidiaries on a consolidated basis; and

(x)            except for filings, registrations or qualifications that may be required by applicable securities laws and except as set forth on Schedule 4(j), no authorization, approval, consent or order of, or filing, registration or qualification with, any person (including, without limitation, any court, governmental body or authority) is required under the laws of the State of Florida in connection with the transactions contemplated by the Operative Documents in connection with the offer and sale of the Securities as contemplated by the Operative Documents, except as have already been obtained.

A-I-2

ANNEX A-II

Pursuant to Section 3(c)(ii) of the Purchase Agreement, the Company shall provide an Officers’ Certificate, to the effect that:

(i)            all of the issued and outstanding shares of capital stock of each Significant Subsidiary are owned of record by the Company, and the issuance of the Securities is not subject to any contractual preemptive rights known to such [counsel/officer];

(ii)           no consent, approval, authorization or order of any court or governmental authority is required for the issue and sale of the Securities, the execution and delivery of and compliance with the Operative Documents by the Company or the consummation of the transactions contemplated in the Operative Documents, except such approvals (specified in such certificate) as have been obtained;

(iii)          to the best of our knowledge, except as set forth on Schedule 4(p) to the Purchase Agreement, (A) no action, suit or proceeding at law or in equity is pending or threatened to which the Company or the Significant Subsidiaries are or may be a party, and (B) no action, suit or proceeding is pending or threatened against or affecting the Company or the Significant Subsidiaries or any of their properties, before or by any court or governmental official, commission, board or other administrative agency, authority or body, or any arbitrator, wherein an unfavorable decision, ruling or finding could reasonably be expected to have a material adverse effect on the consummation of the transactions contemplated by the Operative Documents or the issuance and sale of the Securities, as contemplated therein, or the condition (financial or otherwise), earnings, affairs, business, or results of operations of the Company and the Significant Subsidiaries on a consolidated basis;

(iv)          the Company is duly registered as a stock insurance company under the [state regulatory statute] of [state of domicile] and the regulations thereunder of the [state regulatory agency], and the capital reserves accounts of the Company and its insurance subsidiaries are in compliance with all applicable regulatory authorities with jurisdiction over such entities;

(v)           the execution, delivery and performance of the Operative Documents by the Company and the consummation by the Company of the transactions contemplated by the Operative Documents, (a) will not result in any violation of the charter or bylaws of the Company or the charter or bylaws of its subsidiaries, and (b) will not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation or imposition of any lien, charge and encumbrance upon any assets or properties of the Company or any Significant Subsidiary under, (x) any agreement, indenture, mortgage or instrument that the Company or any Significant Subsidiary is a party to or by which it may be bound or to which any of its assets or properties may be subject, or (y) any existing applicable law, rule or administrative

A-II-1

regulation of any court or governmental agency or authority having jurisdiction over the Company or any Significant Subsidiary or any of their respective assets or properties, except in case of (b), where any such violation, conflict, breach, default, lien, charge or encumbrance, would not have a material adverse effect on the assets, properties, business, results of operations or financial condition of the Company and its subsidiaries, taken as whole; and

(vi)          to the best of our knowledge, neither the Company nor any of its “Affiliates” (as defined in Rule 501(b) of Regulation D under the Securities Act (“Regulation D”) has, directly or indirectly, made offers or sales of any security, or solicited offers to buy any security, under circumstances that would require the registration of any of the Securities being issued pursuant to this transaction under the Securities Act, engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of any of the Securities, or engaged, nor will engage, in any “directed selling efforts” within the meaning of Regulation S under the Securities Act with respect to the Securities.

A-II-2

ANNEX B

Pursuant to Section 3(d) of the Purchase Agreement, Mayer, Brown, Rowe & Maw LLP, special tax counsel for the Purchaser, shall deliver an opinion to the effect that, for United States federal income tax purposes, the Securities will constitute indebtedness of the Company.

In rendering such opinions, such counsel may (A) state that its opinion is limited to the federal laws of the United States and (B) rely as to matters of fact, to the extent deemed proper, on certificates of responsible officers of the Company and public officials.

B-1

ANNEX C

Pursuant to Section 3(e) of the Purchase Agreement, Gardere Wynne Sewell LLP, special counsel for the Indenture Trustee, shall deliver an opinion to the effect that:

(i)                                     JPMorgan Chase Bank is a banking corporation with trust powers, duly and validly existing under the laws of the State of New York, with corporate power and authority to execute, deliver and perform its obligations under the Indenture and to authenticate and deliver the Securities, and is duly eligible and qualified to act as Trustee under the Indenture pursuant to Section 6.1;

(ii)                                  The Indenture has been duly authorized, executed and delivered by JPMorgan Chase Bank and constitutes the valid and binding obligation of JPMorgan Chase Bank, enforceable against it in accordance with its terms except (A) as may be limited by bankruptcy, fraudulent conveyance, fraudulent transfer, insolvency, reorganization, liquidation, receivership, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general equitable principles, regardless of whether considered in a proceeding in equity or at law and (B) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought;

(iii)                               Neither the execution or delivery by JPMorgan Chase Bank of the Indenture, the authentication and delivery of the Securities by JPMorgan Chase Bank pursuant to the terms of the Indenture, nor the performance by JPMorgan Chase Bank of its obligations under the Indenture (A) requires the consent or approval of, the giving of notice to or the registration or filing with, any governmental authority or agency under any existing law of the State of New York governing the banking or trust powers of JPMorgan Chase Bank or (B) violates or conflicts with the Restated Organization Certificate or By-laws of JPMorgan Chase Bank or any law or regulation of the State of New York governing the banking or trust powers of JPMorgan Chase Bank;

(iv)                              the Securities have been duly authenticated and delivered by JPMorgan Chase Bank.

In rendering such opinions, such counsel may (A) state that its opinion is limited to the laws of the State of New York and (B) rely as to matters of fact, to the extent deemed proper, on certificates of responsible officers of JPMorgan Chase Bank, the Company and public officials.

C-1

ANNEX D

Officer’s Financial Certificate

The undersigned, the [Chairman/Vice Chairman/Chief Executive Officer/President/Vice President] [Chief Financial Officer/Treasurer/Assistant Treasurer], hereby certifies, pursuant to Section 6(h) of the Purchase Agreement, dated as of April 29, 2004, between AmCOMP Preferred Insurance Company (the “Company”) and Dekania CDO II, Ltd., that, as of [date], [20    ], the Company had the following ratios and balances:

[For each subsidiary insurance company provide:]

[INSURANCE COMPANY]

As of [Quarterly/Annual Financial Dates]

NAIC Risk-Based Capital Ratio (authorized control level)		%

Total Policyholders’ Surplus	$

Consolidated Debt to Total Policyholders’ Surplus		%

Total Assets	$

NAIC Class 1 & 2 Rated Investments to Total Fixed Income Investments		%

NAIC Class 1 & 2 Rated Investments to Total Investments		%

Return on Policyholders’ Surplus		%

[For Property & Casualty Companies also provide:]

[Expense Ratio]		%

Loss and LAE Ratio		%

Combined Ratio		%

Net Premiums Written (annualized) to Policyholders’ Surplus		%

* A table describing the quarterly report calculation procedures is provided on page

[FOR FISCAL YEAR END:  Attached hereto are the audited consolidated financial statements (including the balance sheet, income statement and statement of cash flows, and notes thereto, together with the report of the independent accountants thereon) of the Company and its consolidated subsidiaries for the three years ended [date], [20    ],  and all required Statutory Financial Statements (as defined in the Purchase Agreement) of the Company and its subsidiaries for the year ended [date], [20    ].

D-1

[FOR FISCAL QUARTER END:  Attached hereto are the unaudited consolidated and consolidating financial statements (including the balance sheet and income statement) of the Company and its consolidated subsidiaries and all required Statutory Financial Statements (as defined in the Purchase Agreement) of the Company and its subsidiaries for the year ended [date], [20   ] for the fiscal quarter ended [date], [20   ].

The financial statements fairly present in all material respects, in accordance with U.S. generally accepted accounting principles (“GAAP”), the financial position of the Company and its consolidated subsidiaries, and the results of operations and changes in financial condition as of the date, and for the [        quarter interim] [annual] period ended [date], 20   , and such financial statements have been prepared in accordance with GAAP consistently applied throughout the period involved (expect as otherwise noted therein).

The above referenced financial statements fairly present in all material respects in accordance with Applicable Accounting Principles as defined in the Indenture) the financial position of the subject insurance company and have been prepared in accordance with Applicable Accounting Principles.

IN WITNESS WHEREOF, the undersigned has executed this Officer’s Financial Certificate as of this         day of
                , 20

AmCOMP Preferred Insurance Company

By:
Name:
Its:

AmCOMP Preferred Insurance Company
P.O. Box 88806
North Palm Beach, Florida 33408
(561) 863-2616

D-2

ANNEX D

Definitions for Officer’s Financial Certificate

ITEM	Definition/Formula
NAIC Risk Based Capital Ratio-P&C	(Total Adjusted Capital/Authorized Control Level Risk-Based Capital)/2
NAIC Risk Based Capital Ratio-Life	((Total Adjusted Capital-Asset Valuation Reserve)/Authorized Control Level Risk-Based Capital)/2
Total Capital and Surplus-Life

Common Capital Stock + Preferred Capital Stock + Aggregate Write-Ins for other than special surplus funds + Surplus Notes +Gross Paid-In and Contributed Surplus + Aggregate Write-Ins for Special Surplus Funds + Unassigned Funds (Surplus) — Treasury Stock

Total Capital and Surplus-P&C

Aggregate Write-Ins for Special Surplus Funds + Common Capital Stock + Preferred Capital Stock + Aggregate Write Ins for other than special surplus funds + Surplus Notes +Gross Paid-In and Contributed Surplus + Unassigned Funds (Surplus) — Treasury Stock

Total Class 1 & 2 Rated Investments to Total Fixed Income Investments	(Total Class 1 + Total Class 2 Rated Investments)/Total Fixed Income Investments
Total Class 1 & 2 Rated Investments to Total Investments	(Total Class 1 + Total Class 2 Rated Investments)/Total Investments
Total Assets	Total Assets
Return on Policyholders’ Surplus	Net Income/Policyholders’ Surplus
Expense Ratio	Other Underwriting Expenses Incurred/Net premiums Earned
Loss and LAE Ratio	(Losses Incurred + Loss Expenses Incurred)/Net Premiums Earned
Combined Ratio	Expense Ratio + Loss and LAE Ratio
Net Premiums Written (annualized) to Policyholders’ Surplus	Net Premiums Written/Policyholders’ Surplus

F-1